SECOND AMENDMENT TO SERVICES AND MEMBERSHIP PURCHASE AGREEMENT

This Second Amendment to Services and Membership Purchase Agreement (the "***Second Amendment***") is made as of the 31 day of March, 2021 (the "***Effective Date***") by and between William J. Robinson III and Kristin Robinson (each a "***Seller***" and collectively, the "***Sellers***"); Revival AI Inc, a Colorado corporation (the "***Company***"); and Model Rocket LLC, a Nevada limited liability company (the "***Buyer***"). The Sellers, the Company, and the Buyer may hereinafter be referred to individually as a "***Party***" or collectively as the "***Parties***".

Recitals

A. The Parties entered into the Services and Membership Purchase Agreement dated effective October 28, 2019 (the "***Original Agreement***").

B. The Parties entered into a First Amendment to the Services and Membership Purchase Agreement dated effective August 13, 2020 (the "***Amendment***").

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers, the Company, and the Buyer agree as follows:

1. Section 1.b. of the Original Agreement is revised so that it states:

   "Time for Performance. The Time for Performance under this Section 1 is 5:00 PM Mountain Time on September 30, 2021. The Buyer shall perform all Services on or before the Time for Performance."

2. Except as hereby amended, the Original Agreement and Amendment remain in full force and effect.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Effective Date:

The "Company"
Revival AI LLC

By: William J. Robinson III	By: Kristin Robinson
Its: Manager	Its: Manager

The "Sellers"

William J Robinson III	Kristin Robinson

The "Buyer"
Model Rocket LLC

Robert Rodriguez	
By: Rob Rodriguez	By: Jon Thies
Its: Manager	Its: Manager